EXHIBIT 99 PRESS RELEASE ISSUED AUGUST 15, 2003

FOR IMMEDIATE RELEASE
AUGUST 15, 2003

                                  PRESS RELEASE

            Citizens Financial Announces Second Quarter 2003 Results

LOUISVILLE, KY--August 15, 2003--Citizens Financial Corporation (NASDAQ-CNFL) reported a net loss of $320,000 or $0.19 per share for the second quarter ended June 30 according to results released today. The net loss improved about 83% from the loss of $1,848,000 or $1.08 per share during the same period in 2002. The loss for the first two quarters of 2003 was $653,000 or $0.39 per share which was down about 71% from the loss of $2,245,000 or $1.31 per share during the same period in 2002. During the first six months of 2003 net equity increased 12% to $11.83 per share due primarily to unrealized gains in the Company's investment portfolio.

For the second quarter, the Company realized pre-tax portfolio investment gains of $111,000 offset by a pre-tax loss of $499,000 from operations. Historically low earned interest rates were the main reason for the Company's continued operating losses. The recent increase in interest rates, if continued, should positively impact the Company's operating earnings over the long term. However, the negative impact of rising interest rates on bond values would decrease the Company's capital.

Total revenues were up 8% for the second quarter compared to the prior year, while premium income decreased 8% for the period. The decrease in premium income was attributable to lower Preneed sales. This resulted primarily from changes (decreases) made by the Company in the second quarter to commissions paid on these products. General expenses, which had risen in the first quarter of the year, were down 9% during the second quarter compared to the same period in the prior year.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include, among other things, statements regarding the effect of rising interest rates on the Company's earnings and capital. These statements involve uncertainties and are based on management's current expectations. Those uncertainties that could impact these statements include, among other things, the effect of fluctuations in interest rates on the Company's operating earnings and capital. For a discussion of additional factors that could cause actual results to differ from those described in the forward-looking statements, and a detailed discussion of the Company's insurance operations, asset quality, capital adequacy, debt, liquidity and factors affecting future performance see the Company's Form 10-Q for the quarter which has been filed with the Securities and Exchange Commission and can be accessed at www.citizensfinancialcorp.com.

Citizens Financial is the Louisville-based parent of Citizens Security Life Insurance Company.

                        For further information contact:

                                 Lane A. Hersman
                            Executive Vice President
                                  502/244-2420

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                         Citizens Financial Corporation
                            Results in tabular form:


                                                  Quarter ended June 30
                                              ----------------------------------
                                                  2003               2002
                                              --------------    ----------------
Segment Revenues                              $ 10,247,000      $  11,018,000
Net realized investment gains (losses)        $    111,000      $  (1,468,000)
---------------------------------------       --------------    ----------------
Total Revenues                                $ 10,358,000      $   9,550,000
=======================================       ==============    ================
Net Loss                                      $   (320,000)     $  (1,848,000)

Net Loss Per share                            $      (0.19)     $       (1.08)



                                                 Six Months ended June 30
                                              ----------------------------------

                                                  2003              2002
                                              --------------    ----------------

Segment Revenues                              $  20,655,000     $ 20,795,000

Net realized investment losses                $    (165,000)    $ (1,797,000)
---------------------------------------       --------------    ----------------
Total Revenues                                $  20,490,000     $ 18,998,000
========================================      ==============    ================
Net Loss                                      $    (653,000)    $ (2,245,000)

Net Loss Per share                            $       (0.39)    $      (1.31)



                                               Selected Financial Position Data
                                              ----------------------------------

                                              June 30, 2003    December 31, 2002
                                              --------------   -----------------


Total Assets                                   $154,523,000     $148,442,000

Notes Payable                                  $  6,792,000     $  7,779,000

Shareholders' Equity                           $ 19,936,000     $ 17,758,000

Shareholders' Equity per share                 $      11.83     $      10.53